EXHIBIT 99


                               NASDAQ SYMBOL: LASE
               LASERSIGHT ACQUIRES NEW JERSEY OPHTHALMIC PRACTICE
                               AND SURGERY CENTER

St.  Louis,  MO --  July 8,  1996.....  LaserSight  Incorporated  (NASDAQ:LASE),
positioned to be a leader in total vision care services, announced today that on July 3rd it completed the acquisition of the assets of the ophthalmic practice founded by John Norris, M.D., known as the Northern New Jersey Eye Institute. The institute is comprised of three ophthalmologists, two of which are trained to perform photorefractive keratectomy (PRK), and an ambulatory surgery center. The combined revenues of the practice and surgery center for 1995 were approximately $4 million.

LaserSight acquired the practice's assets in exchange for 205,598 shares of unregistered common stock and a $340,000 promissory note with interest at 5.05 percent, payable on or before September 13, 1996. Up to a maximum of 102,798 additional shares may be issuable in two years if LaserSight's stock price is lower than $15.00 at that time. In addition, LaserSight entered into a 25-year service agreement with the physicians to provide management, administrative, and related services. LaserSight will receive a minimum management fee, after practice expenses as defined in the agreement and guaranteed by the selling physicians, of $1,257,000 during the first three years.

Michael R. Farris, president and chief executive officer of LaserSight, said, "This alliance cannot be described as anything but a win/win affiliation. Dr. Norris' medical background and understanding of the industry coupled with the experience of MEC's management team and The Farris Group's physician practice acquisition experience will prove to further enhance LaserSight's implementation of its vision care strategy. Dr. Norris will work directly with LaserSight's management to offer expertise in our network development and practice acquisitions."

LaserSight  Incorporated is a holding company with three operating subsidiaries:
LaserSight  Technologies,  Inc.;  MEC Health Care,  Inc.;  and The Farris Group.

For additional information, please contact:

Marti Benfield, Investor Relations
(314) 469-3220